Exhibit 99.17

Execution Copy

AMENDED AND RESTATED VOTING TRUST AGREEMENT

THIS AMENDED AND RESTATED VOTING TRUST AGREEMENT (this “Agreement”) is made and entered into effective for all purposes and in all respects as of January 1, 2022 by and among Banc of America Preferred Funding Corporation, a Delaware corporation, including its successors and assigns by operation of law (“PFC” or the “Purchaser”) and Newport Trust Company, as trustee (in such capacity, the “Trustee” or any successor thereto) and as voting consultant (in such capacity, the “Voting Consultant” or any successor thereto) and amends and restates that certain Voting Trust Agreement by and among PFC, Lord Securities Corporation, as trustee (the “Original Trustee”), and Institutional Shareholder Services, Inc., as voting consultant (the “Original Voting Consultant”), dated as of April 17, 2014 (the “Original Voting Trust Agreement”).

WHEREAS, the Original Voting Trust Agreement is being amended and restated by this Agreement in order to reflect the engagement of Newport Trust Company as Voting Trustee and Voting Consultant in place of the Original Trustee and the Original Voting Consultant in connection with the annual renewal of the voting trustee engagement;

WHEREAS, the Purchaser is the legal and Beneficial Owner of Variable Rate Demand Preferred Shares (the “VRDP Shares”) of BlackRock MuniYield Fund, Inc. (the “Issuer”) pursuant to the terms of the VRDP Shares Fee Agreement, dated as of June 30, 2011, between Bank of America, N.A. (“BANA”) and the Issuer (the “Fee Agreement”);

WHEREAS, this Agreement amends and restates the Original Voting Trust Agreement and pursuant to the terms hereof as so amended and restated, the Purchaser has transferred and assigned irrevocably to the Trustee, and the Trustee desires has accepted such transfer and assignment of, the right to vote and consent for the Purchaser in connection with all of its voting and consent rights and responsibilities, as set forth in Section 1 below, as a Beneficial Owner of (i) VRDP Shares acquired by the Purchaser pursuant to the Fee Agreement (such VRDP Shares, when owned by the Purchaser, the “Subject Shares”) and (ii) any additional shares of VRDP Shares or preferred shares of any class or series of the Issuer having voting powers of which an Affiliate of PFC is the Beneficial Owner or that the Purchaser becomes the Beneficial Owner of during the term of the Original Voting Trust Agreement or this Agreement (any such additional preferred shares of the Issuer having voting powers being “Additional Shares” and when so acquired will become a part of the “Subject Shares” covered by the Original Agreement and this Agreement);

WHEREAS, the Voting Consultant shall analyze any matters requiring the owner of Subject Shares, to vote or consent in its capacity as an equity holder (whether at a meeting or via a consent solicitation), and shall provide a recommendation to the Trustee of how to vote or consent with respect to such voting or consent matters;

WHEREAS, the Voting Consultant and the Trustee are Independent of the Purchaser; and

WHEREAS, the parties hereto desire to set forth in writing their understandings and agreements.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally and equitably to be bound, hereby agree as follows:

1.           Creation of Trust

The Purchaser hereby irrevocably transfers and assigns to the Trustee, and the Trustee hereby accepts the transfer and assignment of, the right to vote and consent for the Purchaser in connection with all of its voting and consent rights and responsibilities as Beneficial Owner of the Subject Shares with respect to the following matters (collectively, the “Voting Matters”):

(a)       the election of the two members of the Board for which Holders of VRDP Shares are exclusively entitled to vote under Section 18(a)(2)(C) of the Investment Company Act of 1940, as amended (the “1940 Act”) and all other rights given to Holders of VRDP Shares with respect to the election of the Board of the Issuer;

(b)       the conversion of the Issuer from a closed-end management company to an open-end management company, or to change the Issuer's classification from diversified to non-diversified, each pursuant to Section 13(a)(1) of the 1940 Act (any of the foregoing, a “Conversion”), together with any additional voting or consent right under the Statement of Preferences and the Fee Agreement that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Conversion that it would be impossible to give effect to the Conversion without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Conversion is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Statement of Preferences or any definitions relevant to such Section;

(c)      the deviation from a policy in respect of concentration of investments in any particular industry or group of industries as recited in the Issuer's registration statement, pursuant to Section 13(a)(3) of the 1940 Act (a “Deviation”), together with any additional voting or consent right under the Statement of Preferences and the Fee Agreement that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Deviation that it would be impossible to give effect to the Deviation without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Deviation is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Statement of Preferences or any definitions relevant to such Section;

(d)       borrowing money, issuing senior securities, underwriting securities issued by other Persons, purchasing or selling real estate or commodities or making loans to other Persons other than in accordance with the recitals of policy with respect thereto in the Issuer's registration statement, pursuant to Section 13(a)(2) of the 1940 Act (any of the foregoing, a “Policy Change”), together with any additional voting or consent right under the Statement of Preferences and the Fee Agreement that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Policy Change that it would be impossible to give effect to the Policy Change without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Policy Change is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Statement of Preferences or any definitions relevant to such Section; and

(e)       any matters described in 12 C.F.R. Section 225.2(q)(1).

In order to effect the transfer of voting and consent rights with respect to the Voting Matters, PFC hereby irrevocably appoints and constitutes, and will cause each of its Affiliates who are Beneficial Owners of any Subject Shares to irrevocably appoint and constitute, the Trustee as its attorney-in-fact and agrees, and agrees to cause each of such Affiliates, to grant the Trustee one or more irrevocable proxies with respect to the Voting Matters and further agrees to renew any such proxies that may lapse by their terms while the Subject Shares are still subject to this Agreement.

PFC will retain all other voting rights under the Related Documents and PFC, its Affiliates or designee will also be the registered owner of the VRDP Shares.  If any dividend or other distribution in respect of the Subject Shares is paid, such dividend or distribution will be paid directly to PFC or its Affiliate or designee owning such Subject Shares; provided, that, any Additional Shares will become part of the Subject Shares covered by this Agreement.

2.           Definitions

“Affiliate” means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean (x) as defined for purposes of the 1940 Act and regulations thereunder, the power, direct or indirect, (A) to vote more than 25% of the securities having ordinary voting power for the election of directors of such Person or (B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise or (y) as defined for purposes of the Bank Holding Company Act of 1956 and regulations thereunder, (a) directly or indirectly owning, controlling, or holding with power to vote 25% or more of any class of voting securities of such Person, (b) controlling in any manner the election of a majority directors or trustees of such Person, or (c) having the power to exercise a controlling influence over the management or policies of such Person. For the avoidance of doubt, the term “Affiliate” shall include a TOB Trust (or similar investment vehicle) of which BANA and/or one or more of its Affiliates collectively owns a majority of the residual interests.

“Beneficial Owner” means, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, securities and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, securities.

“Board” means the Board of Trustees of the Issuer or any duly authorized committee thereof.

“Excluded Transfer” means any transfer of VRDP Shares (1) to a TOB Trust in which BANA and/or its Affiliates collectively own all of the residual interests, (2) in connection with a distribution in-kind to the holders of securities of or receipts representing an ownership interest in any TOB Trust in which BANA and/or its Affiliates collectively own all of the residual interests, (3) in connection with a repurchase financing transaction or (4) relating to a collateral pledge arrangement.

“Independent” means, as to any Person, any other Person who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person, (ii) is not connected with such Person as an officer, employee, promoter, underwriter, partner, director or Person performing similar functions and (iii) is not otherwise subject to the undue influence or control of such other Person.  For purposes of this definition, no Person will fail to be Independent solely because such Person acts as a voting consultant or trustee in respect of property owned by another Person or its Affiliates pursuant to this Agreement or any other agreement.  With respect to item (i) above, “material direct or material indirect financial interest” means, (1) as to any Person, owning directly or indirectly (as principal for such Person’s own account) at least 5% of any class of the outstanding equity or debt securities issued by any other Person or (2) with respect to a Person (the “Investor”) owning directly or indirectly (as principal for the Investor’s own account) outstanding equity or debt securities of any other Person in an amount at least equal to 5% of the total consolidated shareholders, equity of the Investor (measured in accordance with U.S. generally accepted accounting principles).

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Statement of Preferences” means the Issuer's Statement of Preferences of Variable Rate Demand Preferred Shares, dated as of March 31, 2021, as amended from time to time in accordance with the provisions thereof.

“TOB Trust” means a tender option bond trust or similar vehicles that are functionally equivalent to tender option bond trusts and used for providing financing for municipal obligations and municipal closed-end fund preferred shares.

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Statement of Preferences.

3.            Right to Transfer

The Purchaser shall have the right to sell or otherwise transfer the Subject Shares at any time in its sole discretion, subject to the transfer restrictions contained in Section 3.01 of the Fee Agreement.  Upon the transfer of the Subject Shares by the Purchaser to any third party (other than a transfer to an Affiliate of the Purchaser in which case such Subject Shares shall remain subject to this Agreement) such Subject Shares shall no longer be subject to this Agreement; provided, however, in connection with an Excluded Transfer:

(a)       of the type specified in clause (1) of the definition of Excluded Transfer, the Subject Shares shall remain subject to this Agreement until such time as the Issuer, upon the request of BANA or the relevant Affiliate, enters into a voting arrangement satisfying Section 12(d)(1)(E)(iii) of the 1940 Act;

(b)       of the type specified in clauses (3) or (4) of the definition of Excluded Transfer, to the extent BANA or any of its Affiliates retains the right to vote or direct voting in connection with such transactions, the Subject Shares shall remain subject to this Agreement until such time as there is a default by BANA or such Affiliate under such repurchase transaction or collateral pledge arrangement; and

(c)       of the type specified in clauses (3) or (4) of the definition of Excluded Transfer, to the extent BANA or any of its Affiliates does not retain the right to vote or direct voting of such Subject Shares in such transactions, such transactions do not permit the removal of the Subject Shares’ rights transferred to the Voting Trust pursuant to this Agreement within the first 60 days of closing of such transferee becoming the Beneficial Owner of such Subject Shares unless there is a default by BANA or such Affiliate under such repurchase transaction or collateral pledge arrangement.

4.           Trustee

(a)      Rights And Powers Of Trustee.  With respect to Subject Shares where the Purchaser is the Beneficial Owner, the Trustee shall, in person or by nominees, agents, attorneys-in-fact, or proxies, have the right and the obligation to exercise its discretion with respect to all Voting Matters requiring Holders of VRDP Shares to vote or consent with respect to and including voting or consenting to any corporate or shareholder action of any kind whatsoever, subject to the terms of this Agreement.  The Trustee shall be obligated to vote any Voting Matter in accordance with the provisions of this Agreement.

(b)      Liability Of Trustee.  In exercising the rights and powers of the Trustee, the Trustee will exercise any rights and powers in the Trustee’s best judgment; provided, however, the Trustee shall not be liable for any action taken by such Trustee or the Trustee’s agent, except for liability arising from the Trustee’s bad faith, willful misconduct or gross negligence.  The Trustee shall not be required to give any bond or other security for the discharge of the Trustee’s duties.

(c)       Resignation of and Successor Trustee.  The Trustee may at any time resign the Trustee’s position as Trustee by delivering a resignation in writing to the Purchaser and the Voting Consultant to become effective 90 days after the date of such delivery, but in any event such notice shall not become effective prior to the acceptance of a successor Trustee.  The Trustee shall nominate a successor Trustee acceptable to the Purchaser, who shall have all rights, powers and obligations of the resigning Trustee as set forth in this Agreement, and all rights, powers and obligations of the resigning Trustee hereunder shall immediately terminate upon the acceptance by the successor Trustee of such nomination and the execution of this Agreement by the successor Trustee as “Trustee” hereunder.  No such resignation shall become effective until such time as a successor Trustee has been appointed and such appointment has been accepted.  The fact that any Trustee has resigned such Trustee’s position as a Trustee shall not act, or be construed to act, as a release of any Subject Shares from the terms and provisions of this Agreement.

(d)       Removal.  The Trustee may be removed by the Purchaser upon 30 days prior written notice upon either (i) a material breach by the Trustee of its obligations hereunder or (ii) any action or inaction of the Trustee which constitutes bad faith, negligence or willful misconduct in the performance of its obligations hereunder.

(e)      Contract.  A separate contract, that certain General Services Agreement  (Agreement Number CW559108) and Statement of Work Number CW1706667 by and between Newport Trust Company (formerly known as Evercore Trust Company, N.A.) and the Purchaser, effective as of November 1, 2014, as may be amended from time to time with the prior written consent of the parties thereto (collectively, the “Master Agreement”), sets forth additional details, including fees, pursuant to which the Voting Consultant is providing the services contemplated hereunder.

(f)        Independent.  The Trustee represents that it is Independent of PFC.

5.           Voting Consultant

(a)       Liability Of Voting Consultant.  In providing its voting recommendations on Voting Matters hereunder, the Voting Consultant will provide such recommendations in the Voting Consultant’s best judgment with respect to the Voting Matters for the VRDP Shares; provided, however, the Voting Consultant shall not be liable for any action taken by such Voting Consultant or the Voting Consultant’s agent, except for liability arising from the Voting Consultant’s bad faith, willful misconduct or gross negligence.  For the avoidance of doubt, the Voting Consultant’s maximum liability shall be limited to an amount not to exceed the total amounts of the fees the Voting Consultant receives from the Purchaser under the Master Agreement (as defined in Section 5(d)) in any one year period for any and all claims made within that one year period; provided that if a breach of Section 5(e) is determined to have occurred, the sole remedy shall be the immediate removal of the Voting Consultant by the Purchaser in the Purchaser’s sole discretion and no monetary damages shall be due or payable.

(b)       Resignation of and Successor Voting Consultant.  The Voting Consultant may at any time resign the Voting Consultant’s position as Voting Consultant by delivering a resignation in writing to the Purchaser and to the Trustee to become effective 90 days after the date of such delivery.  Upon receipt of the Voting Consultant’s written resignation, the Purchaser shall use commercially reasonable efforts to appoint a successor Voting Consultant which has been consented to by the Trustee, such consent not to be unreasonably withheld.  If the Voting Consultant shall resign but a successor Voting Consultant has not assumed all of the Voting Consultant’s duties and obligations within 90 days of such resignation, the Voting Consultant may petition any court of competent jurisdiction for the appointment of a successor Voting Consultant.  No such resignation shall become effective until such time as a successor Voting Consultant has been appointed and such appointment has been accepted.

(c)       Removal.  The Voting Consultant may be removed by the Purchaser upon 30 days prior written notice upon either (i) a material breach by the Voting Consultant of its obligations hereunder or (ii) any action or inaction of the Voting Consultant which constitutes bad faith, gross negligence or willful misconduct in the performance of its obligations hereunder.

(d)       Contract.  The Master Agreement sets forth additional details, including fees, pursuant to which the Voting Consultant is providing the services contemplated hereunder.

(e)       Independent.  The Voting Consultant represents that it is Independent of PFC; provided, however, if the Voting Consultant becomes aware that the Voting Consultant is no longer Independent of the Purchaser, the Voting Consultant shall promptly, and in no event later than two Business Days after becoming aware, notify the Purchaser and shall abstain from making voting recommendations during any period of time during which the Voting Consultant is not Independent of the Purchaser.  If the Voting Consultant notifies the Purchaser that it is no longer Independent of the Purchaser, the Purchaser shall use commercially reasonable efforts to identify and appoint a replacement voting consultant.

6.           Amount of Subject Shares Notification

On any and each date that the Purchaser sells or otherwise transfers any Subject Shares to another Beneficial Owner, the Purchaser shall promptly notify the Trustee of such occurrence and the number of VRDP Shares that the Purchaser then owns.

7.           Voting Communications

The Purchaser shall notify the Trustee and the Voting Consultant as soon as possible, and in any event, not later than five Business Days after receipt of notice that a vote of the holders of VRDP Shares has been requested or permitted on any Voting Matter and the Purchaser shall, within such same time frame, forward any information sent to the Purchaser in connection with such vote to the Trustee and the Voting Consultant by Electronic Means.

The Voting Consultant shall analyze and provide a voting or consent recommendation to the Trustee with respect to each Voting Matter in respect of the Subject Shares.  The Trustee is obligated to act in accordance with the voting or consent recommendation made by the Voting Consultant in its voting or consent direction to the Purchaser.  In all Voting Matters, the Trustee shall use the proxies granted to it by the Purchaser to vote or consent the Subject Shares in accordance with the voting or consent recommendation made by the Voting Consultant and the Purchaser shall not exercise any voting or consent rights in such matters.

If the Voting Consultant fails to provide a voting or consent recommendation to the Trustee on or prior to the deadline for submission of such vote or consent, the Trustee shall not provide a vote or consent on behalf of the Purchaser on such deadline and shall provide notice of the failure to receive a voting or consent recommendation to the Purchaser and the Voting Consultant.  For the avoidance of doubt, the Purchaser shall not retain the right to vote or consent on any Voting Matters for which the Trustee does not provide a vote or consent on behalf of the Purchaser.

8.           Indemnification

(a)       Of the Trustee and the Voting Consultant.  The Purchaser shall indemnify and hold the Trustee and the Voting Consultant and such Trustee’s and such Voting Consultant’s agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever in connection with or growing out of (i) with respect to the Trustee, the administration of the voting trust created by this Agreement or (ii) with respect to the Trustee and the Voting Consultant, the exercise of any powers or the performance of any duties by the Trustee or the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Trustee and the Voting Consultant separately, such as may arise from the bad faith, willful misconduct or gross negligence of the Trustee or the Voting Consultant, respectively.  In no event shall the Purchaser be liable for special, incidental, indirect or consequential damages.

(b)       Of the Purchaser by the Trustee.  The Trustee shall indemnify and hold the Purchaser and the Purchaser’s agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed, incurred or asserted against the Purchaser in connection with the willful misconduct or negligence of the Trustee in connection with the exercise of any powers or the performance of any duties by the Trustee as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser such as may arise from the willful misconduct or gross negligence of the Purchaser provided, however, that the Trustee’s maximum liability under this Section 8(b) shall be limited to an amount not to exceed the total amount of the fees the Trustee receives from the Purchaser under the Master Agreement in any one year period with respect to the Issuer for any and all claims relating to the Issuer made within that one year period.  In no event shall the Trustee be liable for special, incidental, indirect or consequential damages.

(c)       Of the Purchaser by the Voting Consultant.  The Voting Consultant shall indemnify and hold the Purchaser and the Purchaser’s agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed, incurred or asserted against the Purchaser in connection with the willful misconduct or gross negligence of the Voting Consultant in connection with the exercise of any powers or the performance of any duties by the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser, such as may arise from the willful misconduct or gross negligence of the Purchaser; provided, however, that the Voting Consultant’s maximum liability under this Section 8(c) shall be limited to an amount not to exceed the total amount of the fees the Voting Consultant receives from the Purchaser under the Master Agreement in any one year period with respect to the the Issuer for any and all claims relating to the Issuer made within that one year period.  In no event shall the Voting Consultant be liable for special, incidental, indirect or consequential damages.

(d)       Conditions to Indemnification.  An indemnified party must give the other party(ies) prompt written notice of any claim and allow the indemnifying party to defend or settle the claim as a condition to indemnification.  No settlement shall bind any party without such party’s written consent.

9.           Termination of Agreement

(a)        This Agreement and the voting trust created hereby shall terminate with respect to all of the Subject Shares (i) at the option of PFC, upon the non-payment of dividends on the VRDP Shares for two years, (ii) at the option of PFC, upon PFC and its Affiliates in the aggregate owning less than 20% of the Outstanding VRDP Shares, (iii) as provided with respect to certain transfers of Subject Shares in Section 3 above, or (iv) upon 10 Business Days written notice delivered by Purchaser to the Trustee and Voting Consultant following any failure to agree to the renewal or extension of the term for the Trustee or Voting Consultant services as provided in the Master Agreement.

(b)      Upon the termination of this Agreement with respect to the Subject Shares, the voting trust created pursuant to Section 1 hereof shall cease to have any effect with respect to the Subject Shares, and the parties hereto shall have no further rights or obligations under this Agreement with respect to the Subject Shares.

10.         Trustee’s Compensation

The Trustee shall be entitled to the compensation pursuant the terms of the Master Agreement and any supplement or order form entered into by the parties in connection thereto related to the VRDP Shares, as such agreement and supplement may be amended or modified from time to time.

11.         Voting Consultant’s Compensation

The Voting Consultant shall be entitled to the compensation pursuant to the terms of the Master Agreement and any supplement or order form entered into by the parties in connection thereto related to the VRDP Shares, as such agreement and supplement may be amended or modified from time to time.

12.         Tax Treatment

It is the intention of the parties hereto that for all federal, state and local income and other tax purposes the Purchaser or the applicable Beneficial Owner, as the case may be, shall be treated as the owner of the Subject Shares and, except as otherwise required by law, no party shall take a contrary position in any tax return or report or otherwise act in a contrary manner.

13.         Notices

All notices, requests and other communications to the Purchaser, the Trustee or the Voting Consultant shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or to such other Person and/or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other party.  Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section.  The notice address for each party is specified below:

if to the Purchaser:

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 3rd Floor
New York, New York 10036
Attention:          Thomas Visone
Mary Ann Olson
Todd Blasiak
Lisa Irizarry
Michael Jentis
Carl Daniels
Telephone:         (212) 449-7358
Email:                thomas.visone@bofa.com
mary.ann.olson@bofa.com
todd.blasiak@bofa.com
lisa.m.irizarry@bofa.com
michael.jentis@bofa.com
carl.daniels@bofa.com

if to the Trustee or Voting Consultant:

Newport Trust Company
570 Lexington Avenue, Suite 1903
New York, New York 10022
Attention:	William E. Ryan
Telephone:	646-313-3566
Email:	William.ryan@newportgroup.com

14.         Modification

No modification of this Agreement shall be effective unless in writing and signed by all of the parties hereto.  Without the prior written consent of the Issuer (in its sole discretion), the Purchaser will not agree or consent to any amendment, supplement, modification or repeal of this Agreement, nor waive any provision hereof; provided, that in the case of any proposed amendment, supplement, modification or repeal of this Agreement which is a result of a change in law or regulation, the consent of the Issuer shall not be unreasonably withheld or delayed.

15.         Benefit and Burden

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.

16.         Severability

The invalidity of any particular provision of this Agreement shall not affect the validity of the remainder hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

17.         Headings

The section headings herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

18.         Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the law of the State of New York.
THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF FEDERAL AND NEW YORK STATE COURTS OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

19.         Waiver

THE PURCHASER, THE TRUSTEE AND THE VOTING CONSULTANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

20.         Assignment

None of the parties hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties; provided that, without the consent of any other party, a party may assign its rights and obligations under this Agreement (i) to an Affiliate, (ii) to a successor entity following a consolidation, amalgamation with, or merger with or into or (iii) to a transferee that acquires all or substantially all of the Purchaser’s assets.  Any assignment other than in accordance with this section shall be void.

21.         Conflicts with Other Documents

In the event that this Agreement requires any action to be taken with respect to any matter and the Master Agreement requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of this Agreement in respect thereof shall control.

22.         Counterparts

This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.  Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

[The rest of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BANC OF AMERICA PREFERRED FUNDING CORPORATION, as Purchaser

By: /s/ Michael Jentis
Name: Michael Jentis
Title: Authorized Signatory

NEWPORT TRUST COMPANY, as Trustee

By: /s/ William E. Ryan III
Name: William E. Ryan III
Title: CEO, President and Chief Fiduciary Officer

NEWPORT TRUST COMPANY, as Voting Consultant

By: /s/ William E. Ryan III
Name: William E. Ryan III
Title: CEO, President and Chief Fiduciary Officer

[Signature Page to MYD Amended and Restated Voting Trust Agreement]